TCX Calibur, Inc. Announces the Execution of Letter of Intent to Acquire EV Rental, LLC

Salt Lake City, Utah – (BUSINESS WIRE) – November 2, 2007 – TCX Calibur, Inc. (the “Company”) (OTCBB: TCXC), announces the execution of a Letter of Intent to acquire EV Rental, LLC, a California limited liability company (“EV Rental”), in exchange for 18,450,000 post-dividend shares of common stock of the Company that are “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission, computed after taking into account a planned 2.3943 for one dividend on all outstanding common stock of the Company that requires a mandatory exchange of stock certificates to receive the dividend. The closing of the acquisition is conditioned upon a number of factors, including the completion of a bridge loan of approximately $1,450,000 by EV Rental. No assurance can be given that the acquisition will be completed.

About EV Rental: EV Rental Cars, LLC was formed in December, 1998, and is the first company in the U.S. to rent exclusively hybrid electric and low-emissions vehicles to the public. It currently operates at seven airports in the Western and Southwestern U.S.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact:	Travis Jenson
(801) 278-9424